                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                COLUMBIA BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

March 11, 2002


Dear Fellow Shareholder:

On behalf of the Board of Directors, I invite you to attend the Columbia Bancorp 2002 Annual Shareholders Meeting at Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon on Thursday, April 25, 2002 at 6:30 p.m. The Discovery Center will open at 5:45 p.m. and hors d'oeuvres and beverages will be provided at that time. The meeting will begin promptly at 6:30 p.m. in the M.J. Murdock Theater.

The Columbia Gorge Discovery Center is located at the West end of The Dalles. From I-84, take Exit 82. You will follow the Historic Highway #30 West approximately one mile. Turn right on Discovery Drive. There are signs to guide you there.

I hope that you will be able to attend the meeting, and if you do so, you may vote in person and withdraw your proxy that was previously voted by mail or telephone. It is always a pleasure to meet and become better acquainted with the shareholders of Columbia Bancorp.

Using the telephone, you can vote anytime, 24 hours a day. Or if you prefer, you can return the enclosed paper ballot in the envelope provided. Please do not return the enclosed paper ballot if you are voting by telephone. Telephone voting is fast and convenient, and allows your vote to be immediately confirmed and tabulated. Most important, by using the telephone, you help Columbia Bancorp reduce postage and proxy tabulation costs. The telephone number is 1-800-240-6326. You will be prompted to enter our 3-digit Company Number, which is 201, and your 7-digit Control Number that is listed at the top of your proxy. Then simply follow the instructions provided.

Thank you for your continued support of Columbia Bancorp.

Very truly yours,


/s/ Roger C. Christensen

Roger C. Christensen
President and Chief Executive Officer

                                COLUMBIA BANCORP

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2002

TO OUR SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of shareholders of Columbia Bancorp ("Columbia"), will be held at 6:30 p.m. Pacific Time on Thursday, April 25, 2002 at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, for the following purposes:

        1. To consider and act upon the election of four (4) directors of Columbia.

        2. To consider and vote on an amendment of the 1999 Columbia Bancorp Stock Incentive Plan to increase the amount of shares that may be issued in the form of stock options or other stock-based incentives under the plan from no more than 4% to no more than 10% of Columbia's issued and outstanding common stock.

        3. To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

        Only shareholders of record at the close of business on March 1, 2002 are entitled to vote at the Annual Meeting or any postponement or adjournment.

        All shareholders are invited to attend the Annual Meeting personally. If you are not able to do so and wish your shares to be voted, it is important that you vote by telephone (see the attached instruction form) or complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope.

                             By order of the Board of Directors.

                             /s/ Greg B. Spear

                             Greg B. Spear
                             Secretary

March 11, 2002


--------------------------------------------------------------------------------
WE URGE YOU TO VOTE BY TELEPHONE OR SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
--------------------------------------------------------------------------------

                                COLUMBIA BANCORP
                        420 East Third Street, Suite 200
                            The Dalles, Oregon 97058
                                 (541) 298-6649

                         ANNUAL MEETING PROXY STATEMENT

                     Date of Proxy Statement: March 1, 2002

               This Proxy Statement, dated March 1, 2002, is furnished in connection with the solicitation of proxies by the Board of Directors of Columbia Bancorp ("Columbia") to be used at the 2002 Annual Meeting of Columbia's shareholders to be held on April 25, 2002, at 6:30 p.m. Pacific Time, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 11, 2002. Columbia's 2001 Annual Report to Shareholders is being mailed to shareholders of Columbia with this Proxy Statement.

                    PROXIES AND VOTING AT THE ANNUAL MEETING

               The only class of issued and outstanding stock of Columbia is its common stock, no par value. At March 1, 2002, the record date for determining shareholders entitled to vote at the Annual Meeting, there were 8,076,532 shares of common stock issued and outstanding. Each holder of record of outstanding shares of common stock on the record date is entitled to one vote for each share held on every matter submitted at the Annual Meeting.

               A majority of the outstanding common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The matters to be voted on must be approved by an affirmative vote of the holders of a majority of the common stock of Columbia, except as otherwise described below. Shareholders who do not vote (either in person or by submitting a proxy), including broker non-votes, will be considered abstentions and will not be counted toward the quorum.

               If a proxy in the accompanying form is executed and returned, the shares represented thereby will be voted in accordance with the instructions given in the proxy. If no instructions are given, the proxyholders will vote in favor of management's nominees for directors, and at their discretion as to any other matters that may come before the Annual Meeting. Any proxy may be revoked prior to its exercise by giving written notice of revocation to the Secretary of Columbia or by submitting to the Secretary a duly executed proxy bearing a later date. The attendance of a shareholder at the Annual Meeting will not by itself revoke such shareholder's proxy. Ballots or proxies may be counted by personnel of Columbia's subsidiary, Columbia River Bank ("CRB"), or by Columbia's transfer agent, Wells Fargo Shareowner Services.

               The cost of this proxy solicitation will be borne by Columbia. Columbia does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers, banks and other nominees for their expenses in sending proxy material to principals and obtaining their proxies. In addition to the solicitation of proxies by mail, Columbia may also authorize its officers, or the officers and employees of CRB, to solicit proxies from shareholders, either in person or by telephone, fax, e-mail or letter. Such persons will not be specially compensated for these activities.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth certain information regarding the beneficial ownership of Columbia's common stock at February 5, 2002 by: (i) each person who is known by Columbia to own beneficially more than 5% of the common stock; (ii) each director and each nominee for director; (iii) certain executive officers, and (iv) all listed executive officers and nominees as a group.

     NAME OF BENEFICIAL OWNER                 SHARES BENEFICIALLY OWNED(1)     PERCENT OF CLASS
      ------------------------                ---------------------------      ----------------
BENEFICIAL OWNERS OF MORE THAN 5% OF
    OUTSTANDING COMMON STOCK
Estate of George E. Layman                                  487,048                 5.6%
P.O. Box 22550
Yakima WA  98907

DIRECTORS AND EXECUTIVE OFFICERS
Robert L.R. Bailey(2)                                       256,693                3.0%
Charles F. Beardsley(3)                                      49,032                 (*)
Richard E. Betz(4)                                           20,427                 (*)
William A. Booth(5)                                          93,361                 1.1
Dennis L. Carver(6)                                          47,521                 (*)
Roger L. Christensen(7)                                      56,625                 (*)
Terry L. Cochran(8)                                         362,609                4.2
James J. Doran(9)                                             7,800                 (*)
Philip S. Hamilton(10)                                       32,230                 (*)
Jane F. Lee(11)                                              23,710                 (*)
James C. McCall(12)                                          73,615                 (*)
Jean S. McKinney(13)                                         21,776                 (*)
Donald T. Mitchell(14)                                       26,547                 (*)
Craig J. Ortega(15)                                          48,187                 (*)
Greg B. Spear(16)                                            25,265                 (*)
Britt W. Thomas(17)                                          33,356                 (*)

ALL DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (16 persons)                                 1,178,754                13.6%
                                                          =========                ====

----------
* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable, or exercisable within 60 days after February 5, 2002, are deemed outstanding for the purpose of computing the percentage ownership interest of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage ownership for any other person. Applicable percentage ownership is based on 8,061,531 aggregate shares outstanding as of February 5, 2002, together with 634,730 exercisable options of which 145,544 options are contingent upon the approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting.

(2) Includes 17,800 shares covered by stock options and the following shares over which Mr. Bailey shares voting and investment power: 42,124 shares owned by Mr. Bailey's spouse; 30,000 shares held in a family partnership; 18,000 shares held in a pension trust; and 14,215 shares held in a foundation.

(3) Includes 29,618 shares held in trust, 13,414 shares held in his spouse's trust, and 6,000 shares covered by stock options.

(4) Includes 19,027 shares jointly owned with his spouse over which Mr. Betz shares voting and investment power, and 1,400 shares covered by stock options.

(5) Includes 6,800 shares covered by stock options, 137 shares held in an IRA, and 86,424 jointly owned with his spouse over which Mr. Booth shares voting and investment power.

(6) Includes 19,258 shares held in an IRA, and 3,406 shares for which Mr. Carver's spouse serves as custodian for the benefit of their children and over which Mr. Carver shares voting and investment power. Also includes 24,153 shares jointly owned with his spouse over which Mr. Carver shares voting and investment power. Includes 529 shares held in his spouse's IRA, and excludes approximately 175 shares held jointly by his wife and his son, in both cases over which he disclaims beneficial ownership.

(7) Includes 809 shares held through the ESOP and 52,165 shares covered by stock options, 35,156 of which are contingent upon the approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting. Also includes 3,651 shares jointly owned with his spouse over which Mr. Christensen shares voting and investment power.

(8) Includes 39,987 shares held through the ESOP, 23,035 shares covered by stock options, and 14,453 held in IRA. Also includes 123,948 shares held by Mr. Cochran's spouse as to which Mr. Cochran disclaims beneficial ownership.

(9)     Includes 3,800 shares covered by stock options.

(10) Includes 1,644 shares held through the ESOP, 28,865 shares covered by stock options, 22,265 of which are contingent upon the approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting, and 1,116 shares jointly owned with his mother over which Mr. Hamilton shares voting and investment power. Also includes 135 shares jointly owned with his ex-spouse over which he disclaims beneficial ownership.

(11)    Includes 8,800 shares covered by stock options.

(12) Includes 37,417 shares covered by stock options, 22,265 of which are contingent upon the approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting, and 27,442 shares held through the ESOP. Also includes 8,756 shares jointly owned with his spouse over which Mr. McCall shares voting and investment power.

(13) Includes 900 shares owned by her son as to which Ms. McKinney disclaims beneficial ownership. Also includes 1,498 shares held in an IRA and 9,073 shares covered by stock options.

(14) Includes 13,937 shares in pension plan and 11,800 shares covered by stock options. Also includes 810 shares held jointly with Mr. Mitchell's spouse over which Mr. Mitchell shares voting and investment power.

(15) Includes 584 shares held in Mr. Ortega's IRA, 4,676 shares held through the ESOP, 35,065 shares covered by stock options, 22,265 of which are contingent upon the approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting, and 404 shares held in Mr. Ortega's spouse's IRA as to which Mr. Ortega disclaims beneficial ownership. Also includes 7,128 shares held as custodian for Mr. Ortega's children over which Mr. Ortega shares voting and investment power, and 330 shares held jointly with Mr. Ortega's spouse over which Mr. Ortega shares voting and investment power.

(16) Represents 25,265 shares covered by stock options, 22,265 of which are contingent upon the approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting.

(17) Includes 1,300 shares jointly owned with his spouse over which Mr. Thomas shares voting and investment power. Also includes 1,349 held through the ESOP, 26,928 shares covered by stock options, 21,328 of which are contingent upon the approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting, and 3,400 shares covered by stock options of Mr. Thomas' spouse and 379 shares held through the ESOP of Mr. Thomas' spouse over which both Mr. Thomas disclaims beneficial ownership.

BUSINESS OF THE ANNUAL MEETING

               Management knows of two matters, discussed below, to be presented at the Annual Meeting for shareholder action.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

               Under Columbia's Articles of Incorporation, Columbia's Board is divided into three classes, providing for staggered three-year terms. Prospective Board members can be nominated to any of the three classes, depending on Board vacancies, as long as there are at least two members in each class. The Board may have no more than twelve (12) members in total.

               The Columbia Board has nominated Donald T. Mitchell, Robert L.R. Bailey, Dennis L. Carver, and James J. Doran for a term expiring in 2005. All nominees currently serve on Columbia's Board and on the Board of Columbia's subsidiary, CRB.

               Although Columbia knows of no reason why any of the nominees may be unable or unwilling to serve, if any nominee becomes unable or unwilling to serve, it is the intention of the persons named in the proxy to vote for any substitute nominee the Board of Directors of Columbia may recommend. The Columbia Board does not have a standing nominating committee nor does it have a formal procedure to receive shareholder nominations, but it will consider any written recommendations sent to the attention of the Board at Columbia's administrative offices at 420 East Third Street, Suite 200, The Dalles, Oregon 97058. For information concerning the procedures provided by Columbia's Articles of Incorporation for the presentation of business by shareholders at an annual meeting, see the section below entitled "PROPOSALS OF SHAREHOLDERS".

NOMINEES FOR ELECTION AS DIRECTORS TO THE BOARD OF DIRECTORS OF COLUMBIA FOR A TERM EXPIRING IN 2005

               Donald T. Mitchell, age 57, has been a director of Columbia since its inception and has served as Chairman since December 18, 1998. He was a director of Juniper Banking Company for six years and became a director of CRB following the merger. Prior to his retirement at the end of 1999, he had been a partner in Lacy Forest Products, a lumber brokerage firm.

               Robert L.R. Bailey, age 60, has been a director of Columbia since its formation. Mr. Bailey has been a director of CRB since its inception in 1977 and served as chairman of the CRB Board from 1981 to 1995. Since 1985 Mr. Bailey has been the president and general manager of Orchard View Farms, Inc., a fruit growing and packing company headquartered in The Dalles, Oregon.

               Dennis L. Carver, age 53, was elected to the Columbia Board at the 1997 annual meeting. He had been a director of Klickitat Valley Bank ("KVB") since 1984 and was elected to the Board of CRB in 1997. He has worked as a chiropractor in Goldendale, Washington since 1973, and presently operates the Goldendale Chiropractic Clinic

               James J. Doran, age 53, was appointed to both the Columbia and CRB Boards on December 21, 1999. He was the Valley Community Bancorp ("VCB") Vice Chairman prior to the acquisition of VCB, and a director of VCB since 1986. Mr. Doran operates three new car dealerships and has resided in McMinnville, Oregon since 1984.

               To be elected, each nominee must receive the affirmative vote of the holders of a simple majority of Columbia's common stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be considered votes against the nominee.

   THE BOARD OF DIRECTORS OF COLUMBIA RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
                           THE NOMINEES LISTED ABOVE.

DIRECTORS CONTINUING IN OFFICE

               Charles F. Beardsley has served as a director of Columbia since its formation, and as a director of CRB since April 1994. Since 1972 Mr. Beardsley has been a principal owner of Hershner & Bell Realty, a real estate brokerage firm, and of Hershner & Bell-Farrell Agency, an insurance agency, both in Hood River, Oregon. He also served as Mayor of the City of Hood River for six years.

               William A. Booth has served as a director of Columbia since its formation, and as a director of CRB since its inception in 1977. Since 1968 Mr. Booth has been a principal in Booth & Kelly Insurance & Real Estate, a real estate and insurance agency in The Dalles, Oregon.

               Roger L. Christensen has been President and Chief Executive Officer of Columbia and CRB since May 2001. He joined Columbia in May 1999 as Executive Vice President and Chief Operating Officer. Mr. Christensen has 20 years of banking experience. He received a Bachelor degree in Accounting from Boise State University and attended graduate level courses in Oregon State University's MBA program. Mr. Christensen recently graduated from the Pacific Coast Banking School at the University of Washington, and presently serves on the service board of the Western Independent Bankers Association.

               Terry L. Cochran has been a director of Columbia and CRB since their inception. Mr. Cochran also previously served as the President and Chief Executive Officer of Columbia since its formation until his retirement in May 2001 and President and Chief Executive Officer of CRB from April 1981 until May 1999. He holds an A.A. degree from Yakima Valley College, a B.A. degree in Business Administration from Washington State University, and is a graduate of Pacific Coast Banking School at the University of Washington.

               Richard E. Betz was appointed to both the Columbia and CRB Boards on January 25, 2000. Mr. Betz is Vice President of Royal Columbia, Inc., a potato farming operation in Hermiston, Oregon. He is also President of Bud-Rich Potato, Inc., a potato packing operation and onion marketing company. He has been involved in these operations, in various capacities, since 1969. Mr. Betz is past chairperson of the Oregon Potato Commission and Past-President of the Blue Mountain Potato Growers. He also sits on a number of community boards.

               Jane F. Lee was elected to the Columbia Board at the 1997 Annual Meeting. She had been a director of KVB since 1987. She was elected to the Board of CRB in 1997. Ms. Lee has worked in cattle ranching and hay operations since 1972, and serves on numerous committees of the Washington State Cattlemen and Cattlewomen organizations. She also serves as Chairman of the Commissioners for Rural #7 Fire Protection District in Goldendale, Washington.

               Jean S. McKinney has been a director of Columbia since its formation, and has been a director of CRB since April 1994. Ms. McKinney has served for over 20 years as President and business manager of McKinney Ranches, Inc., a grain farming business in Wasco, Oregon. She is a member of the board of Wasco Electric Cooperative and represents Oregon on the National Rural Electric Cooperative Association board of directors.

               The following table sets forth the term expiration dates of the directors of Columbia continuing in office.

       NAME                AGE                        POSITION                      TERM EXPIRES
       ----                ---                        --------                      ------------

Charles F. Beardsley        61       Director                                           2004
William A. Booth            61       Vice-Chairman of the Board of Columbia and         2004
                                     CRB
Richard E. Betz             59       Director                                           2003
Roger L. Christensen        44       Director, President and Chief Executive            2004
                                     Officer of Columbia and CRB
Terry L. Cochran            57       Director                                           2004
Jane F. Lee                 50       Director                                           2003
Jean S. McKinney            64       Director                                           2003




MEETINGS OF THE BOARDS OF DIRECTORS AND COMMITTEES

               The following section describes the 2001 meetings of the Boards of Directors of Columbia and of Columbia's wholly-owned bank subsidiary, CRB.

Board and Board Committees of Columbia

               The Board of Directors of Columbia held 11 meetings during 2001. Each member attended at least 75% of the meetings of the Board and those committees on which he or she served in 2001.

               The Columbia Board of Directors has two committees, the Executive Committee and the Audit/Examination Committee. The members of the Executive Committee are Chairperson Donald T. Mitchell, Robert L.R. Bailey, William A. Booth, Dennis L. Carver, Roger L. Christensen, Terry L. Cochran and Jane F. Lee. This Committee acts for the Board on matters requiring prompt action, serves as the Board nominating committee, recommends long range planning activities to the full board, evaluates the Chief Executive Officer, and recommends appropriate executive compensation, benefits, and employment contracts. The Committee met three times in 2001. The members of the Audit/Examination Committee are Chairperson Robert L.R. Bailey, Charles F. Beardsley and Jean S. McKinney. The committee reviews the results of Columbia's annual audit. The Committee met five times in 2001.

Board and Board Committees of CRB

               The Board of Directors of CRB held 11 meetings during 2001. No director attended less than 75% of all the meetings of the Board and those committees on which he or she served in 2001.

               The CRB Board of Directors has five committees, the Executive Committee, the Audit/Examination Committee, the Human Resources Committee, the Loan Committee, and the Investment/Asset-Liability Committee. The members of the committees are identified in the following table.

----------------------------------------------------------------------------------------------------
                                              Audit/         Human      Investment/
         Director             Executive     Examination    Resources    Asset-Liability   Loan
----------------------------------------------------------------------------------------------------
Robert L.R. Bailey               [X]           Chair
----------------------------------------------------------------------------------------------------
Charles F. Beardsley                            [X]                                        [X]
----------------------------------------------------------------------------------------------------
Richard E. Betz                                                             [X]            [X]
----------------------------------------------------------------------------------------------------
William A. Booth                 [X]                                                      Chair
----------------------------------------------------------------------------------------------------
Dennis L. Carver                 [X]                         Chair          [X]
----------------------------------------------------------------------------------------------------
Roger L. Christensen             [X]
----------------------------------------------------------------------------------------------------
Terry L. Cochran                 [X]                          [X]
----------------------------------------------------------------------------------------------------
James J. Doran                                                [X]           [X]
----------------------------------------------------------------------------------------------------
Jane F. Lee                      [X]                                       Chair
----------------------------------------------------------------------------------------------------
Jean S. McKinney                                [X]           [X]
----------------------------------------------------------------------------------------------------
Donald T. Mitchell              Chair
----------------------------------------------------------------------------------------------------


               The CRB Executive Committee acts for the CRB Board on matters requiring prompt action, serves as the CRB Board's Nominating Committee, and recommends long range planning activities to the CRB Board. This Committee also evaluates CRB's Chief Executive Officer, and recommends appropriate executive compensation, benefits and employment contracts. The Executive Committee met three times in 2001.

               The Audit/Examination Committee reviews the scope of internal and external audit activities. The Committee met five times in 2001.

               The Human Resources Committee provides oversight of the ESOP, 401(k) and stock incentive plan, and reviews and makes recommendations on corporate compensation and personnel policies. The Committee met six times in 2001.

               The Investment/Asset-Liability Committee's charge is to establish, update, and monitor policies related to asset, liability, liquidity, interest rate management and investments. It also recommends approval of securities advisors and brokers. The Committee met four times in 2001.

               The Loan Committee reviews the loan portfolio for safety and soundness, monitors concentrations in industry and loan type, and oversees the loan policy of CRB. The Committee met 24 times in 2001.

        PROPOSAL TWO: AMENDMENT OF THE 1999 COLUMBIA STOCK INCENTIVE PLAN

               Under Columbia's 1999 Stock Incentive Plan (the "Plan") as presently in effect, an aggregate of no more than 4% of the issued and outstanding shares of Columbia common stock is available for award or grant, excluding grants prior to 1999. At the December 20, 2001 Columbia Board of Directors meeting, the Board approved an amendment to Section 4 of the Plan increasing this limit to 10%, subject to the approval of Columbia's shareholders at the April 25, 2002 Annual Meeting of Shareholders. Contingent on such approval, the Board also authorized the issuance of incentive stock options in 2002 covering a total of 145,544 shares of Columbia's common stock to executive officers of Columbia, at an exercise price of $9.86 per share.

               Management believes this proposed amendment is desirable, since the present 4% limitation precludes the issuance of any further stock option grants. The purpose of the Plan is to enable Columbia and its affiliates to attract and retain experienced and able directors, employees and other key contributors, and to provide an incentive to these individuals to exert their best efforts for Columbia and its shareholders. Stock-based compensation is a key tool for the retention of employees. In addition, stock-based compensation links the value of the grant to the value of Columbia's stock. This aligns the interests of the recipient with the interests of all shareholders, providing an incentive for the recipient to maximize shareholder value.

               In applying the proposed 10% limit, the Board intends to reduce its potential dilutive effect by including grants made prior to 1999 in determining the number of shares available for award. At December 31, 2001, there were 290,444 shares of Columbia common stock covered by options and other grants under the Plan made in or after 1999, plus 198,742 shares covered by pre-1999 grants, for a total of 489,186. If the 145,544 shares covered by the contingent grant authorization of December 20, 2001 are included, and if the proposed amendment to the Plan is approved, the total number of shares covered by outstanding grants will be 634,730. This would constitute approximately 7.9% of Columbia's issued and outstanding shares, based on the 8,076,532 shares of Columbia common stock issued and outstanding as of March 1, 2002.

               While a consequence of the issuance of additional shares pursuant to stock option grants may be the dilution of the holdings of Columbia shareholders, management believes that this consequence is outweighed by the enhancement of Columbia's ability to motivate and retain employees. Management therefore believes that the proposed amendment is in the best interests of Columbia and its shareholders.

               The approval of the proposed amendment to the Plan requires the affirmative vote of the holders of a simple majority of Columbia's common stock represented in person or by proxy at the Columbia 2002 Annual Meeting.

   THE BOARD OF DIRECTORS OF COLUMBIA RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
                             THE PROPOSED AMENDMENT.

      A complete copy of the proposed amended Plan is attached to this Proxy Statement.

                                 OTHER BUSINESS

               Columbia's management knows of no other matters to be brought before the Annual Meeting for a vote. However, if other matters are presented for a vote at the Annual Meeting, the proxy holders will vote the shares represented by properly executed proxies according to their best judgment on those matters. At the Annual Meeting, management will report on Columbia's business, and shareholders will have an opportunity to ask questions. For information concerning the procedures provided by Columbia's Articles of Incorporation for the presentation of business by shareholders at an annual meeting, see the section below entitled "PROPOSALS OF SHAREHOLDERS".

                        INFORMATION REGARDING MANAGEMENT

EXECUTIVE OFFICERS

               The following table sets forth summary information about the executive officers of Columbia and CRB.

                                                                                YEARS OF BANKING
      NAME             AGE                       POSITION                           EXPERIENCE
      ----             ---                       --------                       ----------------

Roger L. Christensen    44    President and Chief Executive Officer of                  20
                              Columbia and CRB

James C. McCall         56    Executive Vice President and Chief Operating              33
                              Officer of CRB

Greg B. Spear           36    Executive Vice President and Chief Financial              17
                              Officer of Columbia and CRB

Craig J. Ortega         45    Executive Vice President and Head of Community            22
                              Banking of CRB

Britt W. Thomas         42    Executive Vice President and Chief Credit                 14
                              Officer of CRB

Philip S. Hamilton      48    Executive Vice President -- Financial Services            19



               Roger L. Christensen has been President and Chief Executive Officer of Columbia and CRB since May 2001. He joined Columbia in May 1999 as Executive Vice President and Chief Operating Officer. See "Directors Continuing in Office" for more information about Mr. Christensen.

               James C. McCall has been an Executive Vice President and Chief Operating Officer of CRB since May 2001. He joined CRB in April 1982, and served as Chief Lending Officer from November 1988 until May 2001. He holds a B.S. degree in Business from Oregon State University, and is a graduate of the Pacific Coast Banking School at the University of Washington. Mr. McCall has 33 years of banking experience. He presently is a director of Network of Oregon Affordable Housing, and is past Chairman of the Oregon Bankers Association Lending Committee.

               Greg B. Spear has been an Executive Vice President and Chief Financial Officer of Columbia and CRB since June 2001. He holds a B.S. degree in Accounting from the University of La Verne, a B.S. degree in Business Administration (Management) from California State University, Chico, and is a licensed Certified Public Accountant in the State of Oregon. Mr. Spear has 17 years of banking experience. He presently serves as a director on the BancSource board.

               Craig J. Ortega has been an Executive Vice President and Head of Community Banking of CRB since May 2001. He joined CRB in May 1995, and served as President and Chief Executive Officer of CRB from May 1999 until May 2001. Mr. Ortega has 22 years of banking experience. He attended Blue Mountain Community College and holds a B.S. degree in Business Administration from Eastern Oregon State College, and is a graduate of the Pacific Coast Banking School at the University of Washington.

               Britt W. Thomas has been an Executive Vice President and Chief Credit Officer of CRB since November 2001. He joined CRB in June 1998 as Senior Vice President and Loan Administrator. Mr. Thomas holds a B.S. degree in Geology from Oregon State University and a B.S. degree in Business, Financial Institution Management, from Oregon State University. He has 14 years of banking experience.

               Philip S. Hamilton has been an Executive Vice President of CRB since May 2001. He manages CRB's financial services, mortgage group and consumer finance departments. He joined CRB in May 1997 as Vice President and Manager of Columbia Mortgage Group. Mr. Hamilton has 19 years of banking experience. He holds a B.A. degree from Evergreen State College.

                       INFORMATION REGARDING COMPENSATION

EXECUTIVE COMPENSATION

               The following table sets forth, for the three years ended December 31, 2001, the compensation awarded, paid to, or earned by the Executive Officers of Columbia and CRB. No other executive officer of Columbia and CRB received salary and bonus in excess of $100,000 for this three-year period.

                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term Compensation
                                                                    -------------------------------------
                                                                               Awards
                                                                             Securities
                                         Annual Compensation                 Underlying
                                    -----------------------------              Options       All Other
     Name and Position              Year     Salary        Bonus    ESOP(1)    Granted    Compensation(2)
     -----------------              ----   ----------    --------   ------   -----------  ---------------
Roger L. Christensen                2001   $116,375(3)   $ 41,371   $4,589    47,965(5)      $2,366
  President and CEO; Director       2000   $100,250(4)   $ 14,726   $4,072     2,200(6)      $1,725
  (Joined Columbia in May 1999)     1999   $ 60,106(4)              $2,214     2,000(7)      $  601

James C. McCall                     2001   $ 90,673      $ 29,886   $3,507    24,465(8)      $1,808
  Executive Vice President & COO    2000   $ 85,443      $  3,036   $3,194     2,200(6)      $1,282
                                    1999   $ 86,688      $ 12,720   $3,193      --           $  867

Craig J. Ortega                     2001   $102,362(4)   $ 40,173   $4,147    24,465(8)      $2,138
  Executive Vice President & Head   2000   $110,732(4)   $ 12,725   $3,491     2,200(6)      $1,661
   Head of Community Banking        1999   $ 94,964      $  9,816   $3,497      --           $  950


Philip S. Hamilton                  2001   $ 88,625      $ 49,288   $4,012    24,065(9)      $2,069
    Executive Vice President-       2000   $108,151      $ 31,261   $3,271     1,800(6)      $1,394
     Financial Services             1999   $ 88,625      $ 15,703   $3,274      --           $  889

Terry L. Cochran                    2001   $ 72,919(3)   $101,309   $4,946     7,035(10)     $2,550
    President and CEO; Director     2000   $163,406(3)   $ 54,469   $6,021    10,000(6)      $2,550
(Retired from Columbia May 2001)    1999   $155,625(3)   $ 50,166   $5,731      --           $1,556


----------------------

(1)     As of December 31, 2001, the ESOP held 900, 28,001, 4,836, 1,746 and
        40,997 shares of Columbia stock and a cash balance of $4,800, $4,850, $4,517, $4,244 and $7,110 for the accounts of Mr. Christensen, Mr. McCall, Mr. Ortega, Mr. Hamilton and Mr. Cochran, respectively. All of the shares described are vested, and dividends are payable to the executive's accounts under the ESOP.

(2)     Annual 401(k) employer contribution.

(3)     Includes monthly auto allowance of $700.

(4)     Includes monthly auto allowance of $600.

(5) The exercise price of the described options are 12,809 shares at $7.25 per share, and 35,156 shares at $9.86 per share contingent upon approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting. The options are immediately exercisable and expire in February 2011 and December 2011 respectively.

(6) The exercise price of the described options is $6.88 per share. The options are immediately exercisable and expire in January 2010.

(7) The exercise price of the described options is $7.75 per share. The options are immediately exercisable and expire in June 2009.

(8) The exercise price of the described options are 2,200 shares at $7.25 per share, and 22,265 shares at $9.86 per share contingent upon approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting. The options are immediately exercisable and expire in February 2011 and December 2011 respectively.

(9) The exercise price of the described options are 1,800 shares at $7.25 per share, and 22,265 shares at $9.86 per share contingent upon approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting. The options are immediately exercisable and expire in February 2011 and December 2011 respectively.

(10) The exercise price of the described options is $7.25 per share. The options are immediately exercisable and expire in February 2011.

                                    OPTION GRANTS IN 2001


                                                                               Potential Realizable Value at
                      Number of     Percent of                                     Assumed Annual Rates
                      Securities   Total Options                                of Stock Price Appreciation
                      Underlying    Granted to    Exercise or                        for Option Term(3)
                        Options    Employees in   Base Price   Expiration      ------------------------------
          Name        Granted(#)  Fiscal Year(1) ($/Share)(2)      Date           5%($)        10%($)
          ----        -----------  ------------  ------------   ----------      ---------     ---------
Roger L. Christensen   12,809          4.08%        $7.25         2/15/11       $ 69,850      $137,161
Jim C. McCall           2,200           .70%        $7.25         2/15/11       $ 11,997      $ 23,558
Craig J. Ortega         2,200           .70%        $7.25         2/15/11       $ 11,997      $ 23,558
Philip S. Hamilton      1,800           .57%        $7.25         2/15/11       $  9,816      $ 19,275
Britt W. Thomas         1,800           .57%        $7.25         2/15/11       $  9,816      $ 19,275
Terry L. Cochran        7,035          2.16%        $7.25         2/15/11       $ 38,363      $ 75,332
Greg B. Spear           3,000           .96%        $8.25         6/15/11       $ 14,813      $ 31,659
Roger L. Christensen   35,156(4)      11.20%        $9.86         12/20/11      $143,344      $353,704
Jim C. McCall          22,265(4)       7.10%        $9.86         12/20/11      $ 90,782      $224,008
Craig J. Ortega        22,265(4)       7.10%        $9.86         12/20/11      $ 90,782      $224,008
Philip S. Hamilton     22,265(4)       7.10%        $9.86         12/20/11      $ 90,782      $224,008
Britt W. Thomas        21,328(4)       6.80%        $9.86         12/20/11      $ 86,962      $214,581
Greg B. Spear          22,265(4)       7.10%        $9.86         12/20/11      $ 90,782      $224,008



(1) Based on a total of 313,788 options granted to employees under Columbia's option plans in 2001.

(2) The option purchase prices are equal to the fair market value at the date of the grant. The $7.25 per share options were granted on February 15, 2001, the $8.25 per share options were granted on June 15, 2001, and the $9.86 per share options were granted on December 20, 2001 contingent upon approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting.

(3) In accordance with the Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of Columbia's common stock appreciates from the date of grant over the years remaining to expiration at the annualized rates of 5% and 10%, respectively. If the stock price does not increase over the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

(4) These options were granted on December 20, 2001 contingent upon approval of an amendment to the 1999 Stock Option Plan by the stockholders at the April 25, 2002 Annual Meeting.

               The following table sets forth information regarding options exercised during 2001 and holdings at December 31, 2001 by the executive officer named in the compensation table shown previously.

                 AGGREGATED OPTION EXERCISES IN 2001 AND FY-END OPTION VALUES

                                                               Fiscal Year-end Option Values
                                                  -----------------------------------------------------
                                                     Number of Securities       Value of Unexercised
                         Shares                     Underlying Unexercised      In-The-Money Options
                      Acquired on       Value     Options At Fiscal Year-end    At Fiscal Year-End(1)
       Name           Exercise(#)    Realized($)  Exercisable/Unexercisable   Exercisable/Unexercisable
       ----           -----------    -----------  --------------------------  -------------------------

Roger L. Christensen       --              --              52,165/0                $59,335/$0
Jim C. McCall             1,000         $ 7,790            38,417/0                $95,410/$0
Greg B. Spear              --              --              25,265/0                $12,157/$0
Craig J. Ortega            --              --              35,065/0                $68,460/$0
Philip S. Hamilton         --              --              28,865/0                $31,243/$0
Britt W. Thomas            --              --              26,928/0                $17,291/$0
Terry L. Cochran          3,000         $13,230            23,035/0                $80,462/$0



(1) On December 31, 2001, the closing sales price of Columbia's stock was $10.15. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENTS

               Columbia and Roger L. Christensen, Columbia and CRB's President and Chief Executive Officer, are parties to an employment agreement of January 25, 2001. Mr. Christensen's term of employment under this agreement expires March 31, 2003. Prior to its termination, the agreement is renewable for subsequent one-year terms at the mutual agreement of the parties. The employment agreement contains various provisions relating to bonuses, termination and non-competition. Certain key features of the agreement are as follows.

               In addition to base salary, Mr. Christensen is entitled to consideration for an annual performance bonus to be determined in accordance with formulas and methods established by Columbia's Board of Directors. If Mr. Christensen terminates his employment without cause, or if his employment is terminated for cause, he is subject to non-competition provisions covering a defined geographic area, to include any county in Oregon or Washington in which Columbia or any of its affiliates has a place of business at the time of termination, for one year following termination, and is liable for liquidated damages in the event he breaches these provisions. The non-competition provisions do not apply if Mr. Christensen terminates his employment within 90 days after a change of control of Columbia as defined in the agreement. If Mr. Christensen's employment is terminated by him with cause or within 90 days after a change of control, or by Columbia without cause, he is entitled to all earned and unpaid base salary and benefits, plus a severance payment equal to the greater of one month's base salary as of the date of termination times the number of full calendar years of his employment by Columbia, or one month's base salary as of the date of termination multiplied by twelve (12). Mr. Christensen would receive no such severance payment if he terminates his employment without cause, or if Columbia terminates his employment with cause.

               Columbia and Terry L. Cochran, Columbia's past President and Chief Executive Officer and present board member, are parties to a deferred compensation agreement (the "DC Agreement") entered into on or about April 1, 1999. The DC Agreement provides for post-retirement compensation for Mr. Cochran based on his contributions to the success and profitability of Columbia, and for other covenants as set forth in the DC Agreement. Payment to Mr. Cochran under the DC Agreement began on May 15, 2001 upon his retirement, and continues through May 15, 2007. Mr. Cochran will receive $48,000.00 per year, plus certain sums of accrued, deferred interest. Mr. Cochran will also receive such medical, dental, disability, vision and life insurance benefits which Columbia or its subsidiaries make available to full-time employees. Under the DC Agreement, Mr. Cochran will continue to be bound under certain non-competition provisions following his retirement.

               In 2000, Columbia and CRB entered into employment agreements with James C. McCall, CRB's Chief Operating Officer, and Craig J. Ortega, CRB's Head of Community Banking. The agreements provide for an initial two-year employment term expiring in 2002. In 2001, Columbia and CRB also entered into employment agreements with Greg B. Spear, Columbia and CRB's Chief Financial Officer, and Philip S. Hamilton, CRB's Executive Vice President. The agreements provide for an initial two-year employment term expiring in 2003. All of the before mentioned agreements contain provisions relating to bonuses, termination and non-competition substantially similar to those in the above-described employment agreement between Columbia and Mr. Christensen.

               As of December 31, 2001 neither Columbia nor CRB had employment contracts with any executive officers other than Messrs. Christensen, McCall, Ortega, Spear, and Hamilton.

EXECUTIVE AND EMPLOYEE COMPENSATION PLANS

               401(k) Plan. Under CRB's 401(k) Plan, officers and employees of CRB may elect to defer up to 10% of their compensation not to exceed $10,500, and CRB makes matching contributions to the accounts of officers and employees of CRB equal to 25% of the first 6% of compensation that any officer or employee elects to defer, subject to limitations under the Internal Revenue Code of 1986. Amounts contributed or deferred are distributed to employees upon retirement, permanent disability, death, termination of employment, or the occurrences of conditions constituting extraordinary hardship.

               ESOP. Columbia maintains an Employee Stock Ownership Plan (the "ESOP") for the benefit of employees. All employees of CRB who have been credited with at least 1,000 hours of service in the prior year, and have attained age 20, including officers, are eligible to participate in the ESOP. The sole source of funding for the ESOP is contributions made by CRB. Contributions by participants are not permitted. Assets of the ESOP are used primarily to purchase shares of Columbia's common stock. The ESOP may not purchase Columbia common stock for a price in excess of its fair market value. As of January 1, 2002, the ESOP held 348,742 shares of Columbia common stock and $306,096 in cash. At that date, 257 employees were participants in the ESOP.

               Incentive Cash Compensation. The company has adopted an incentive cash compensation program under which employees at all levels can receive incentive compensation, tied to a fixed percentage of base compensation, for helping achieve certain goals and objectives. For example, branch employees are eligible for cash compensation based on increases in branch income, loan and deposit growth, maintenance of asset quality, and the cross-selling of products and services. Most new employees become eligible to participate in the program within a short time after beginning employment. For the year ended December 31, 2001, bonuses totaling $1,299,258 were earned by company employees, including $215,245 earned by executive officers as a group.

               Stock Incentive Plan. Since 1993 Columbia has utilized a stock incentive plan (the "Incentive Plan") administered by the Columbia Board to advance Columbia's business interests. The Incentive Plan enables Columbia and its subsidiaries to attract and retain qualified and talented employees and Board members by offering them an opportunity to participate in the growth and ownership of Columbia. Stock options and other stock-based incentives may be granted under the Incentive Plan at the discretion of and with the approval of the Columbia Board. Employees are eligible to receive incentive stock options, which are intended to qualify for favorable tax treatment, and which must have an exercise price equal to not less than the fair market value of the common stock on the date of grant. In addition, employees and directors are eligible for non-statutory stock options, which do not qualify for favorable tax treatment, and which may have an exercise price set at the discretion of the Columbia Board. The option exercise price for non-statutory stock options may be either greater or less than the fair market value of the common stock on the date of grant, although in practice the Columbia Board has always set the exercise price for such options at fair market value. Options vest and are exercisable in accordance with the terms of the individual grant. The Incentive Plan also allows the Columbia Board to offer other forms of stock-related incentives, including stock appreciation rights, stock bonuses and sales of stock subject to restrictions. However, apart from grants of 200 shares of common stock to six retiring outside directors, the Board has never approved awards under the Incentive Plan other than stock options.

               In 2001, options covering a total of 313,788 shares of Columbia's common stock were granted to employees of Columbia and CRB, 145,544 of which are contingent upon the approval of an amendment to the 1999 Stock Option Plan by the stock holders at the April 25, 2002 annual meeting. Options covering a total of 12,600 shares of common stock were granted to outside directors of Columbia. Under Columbia's Incentive Plan presently in effect, which was approved by shareholders in 1999, an aggregate of no more than 4% of the issued and outstanding shares of Columbia common stock is available for award or grant. At December 31, 2001, 4% of the issued and outstanding shares amounted to 321,483 shares of common stock. A total of 290,444 stock options are outstanding presently under the effective Stock Option Plan, with 31,039 options available for awards or grants. Upon stockholder approval of the amendment to the 1999 stock option plan, the issued and outstanding stock option limit will be 803,707 as of 12/31/01.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

               Columbia's Executive Committee serves as the Compensation Committee for the purpose of setting the President and Chief Executive Officer's compensation. This Committee seeks to set compensation levels that are consistent with Columbia's Strategic Plan and Mission Statement, which are updated annually. In fiscal 2001, compensation for Columbia and CRB's President and Chief Executive Officer included a base salary, a contingent incentive cash component tied to operating performance, and long-term incentives similar to those received by non-executives, including ESOP contributions, and a 401(k) match.

               Base salary is determined by considering the overall performance of the President and Chief Executive Officer with respect to the duties and responsibilities assigned. Salary surveys of other Northwest community banks, including the Milliman & Robertson, Inc. Northwest Financial Industry Salary Survey, are reviewed and factored into the process to insure fair rates of compensation in an increasingly competitive labor market. All outside Columbia directors individually completed a written evaluation of the performance of Columbia's President in 2001. The evaluations were summarized by the Chairman of the Columbia Board and discussed by the Compensation Committee with the President and Chief Executive Officer. Mr. Christensen reviews annually other executive officers of Columbia and CRB.

               Incentive cash compensation is linked to specific objectives for each executive. In 2001, Mr. Christensen could earn a percentage of his base salary based on the achievement of specific goals tied to (1) return on equity;
(2) earnings per share; (3) asset quality; (4) asset growth; (5) regulatory ratings on safety and soundness and compliance with regulations. Each goal is also assigned a range of target levels. At year-end, the target level achieved for each performance measure is combined to arrive at the final incentive compensation award. In 2001, Mr. Christensen's incentive cash compensation was $41,371, or 36% of total base compensation of $116,375. Incentive cash compensation for other executive officers is based on a similar quantitative formula as Mr. Christensen's.

               The Columbia Board at its discretion periodically awards incentive compensation in the form of stock option grants to executive officers and other employees. The Board employed quantitative criteria in awarding stock options to the executive officers. In 2001, Mr. Christensen received an option to purchase 47,965 shares, 35,156 of which are contingent upon the approval of an amendment to the 1999 Stock Option plan by the stockholders at the April 25, 2002 Annual Meeting. The other above named executive officers received options to purchase 121,388 shares in total, 110,388 of which are contingent upon the approval of an amendment to the 1999 Stock Option plan by the stockholders at the April 25, 2002 Annual Meeting. All options were granted at fair market value as of the date of the award.

               In 2001, the board of directors approved a salary continuation, deferred compensation and life insurance benefit program for the executive officers. The salary continuation plan is a long-term retention program, which is funded by the bank. The deferred compensation program is a voluntary program that is funded by the executive officer. The insurance benefit is paid by the bank for the beneficiary of the executive officer.

               CRB's Human Resources Committee plays a supporting role in the executive compensation process. This Committee gathers and analyzes comparative compensation data, sets the general outlines of the incentive cash compensation program, and makes preliminary recommendations concerning stock option grants.

               The Executive Committee believes that the programs for executive officer compensation serve well the interests of Columbia's shareholders by providing the motivation for executives to contribute to the overall long-term success and value of Columbia.

               This report is submitted by the outside directors of the Columbia Executive Committee, consisting of Donald T. Mitchell, Chair, Robert L. R. Bailey, William A. Booth, Dennis L. Carver, Terry L. Cochran, and Jane F. Lee.

DIRECTOR COMPENSATION

               The CRB Chairperson is paid an attendance fee of $1,200 for each regular monthly meeting of the Board. Each outside CRB director is paid an attendance fee of $800 for each regular monthly meeting of the CRB Board. Each CRB director also receives $150 for each meeting attended of any committee of the Board to which the director belongs. Columbia does not pay any separate attendance fees to its directors. Directors who are employees of Columbia or CRB received no director's fees or other special remuneration for service as a director on any Board. Total director compensation for CRB meetings in 2001 was $111,300.

REPORT OF THE AUDIT/EXAMINATION COMMITTEE

               The Audit/Examination Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with management and the independent auditors, Moss Adams LLP. The Audit/Examination Committee also reviewed the scope, conduct and results of the audit performed by Moss Adams LLP, including the matters required for discussion by Statement of Auditing Standards No. 61. The Audit/Examination Committee reviewed the written disclosures regarding the independence of Moss Adams LLP contained in its letter to the Audit/Examination Committee as required by Independence Standards Board Standard No. 1.

               Based on the above, the Audit/Examination Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. The activities of the Audit/Examination Committee are governed by its charter, which is included as Appendix A to this Proxy Statement.

               This report is submitted by the Columbia Audit/Examination Committee, consisting of Robert L. R. Bailey, Chair, Charles F. Beardsley and Jean S. McKinney.


                              CERTAIN TRANSACTIONS

               Certain directors and officers of Columbia, members of their immediate families, and business entities with which they are affiliated, are parties to transactions with Columbia, including borrowings and investments in time deposits. All such loans and investments in time deposits have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2001 the aggregate outstanding amount of all loans to officers and directors was approximately $12.0 million, which represented approximately 25.9% of Columbia's consolidated shareholders' equity at that date. All such loans are currently in good standing, and are being paid in accordance with their terms.

               Robert L.R. Bailey, a director of Columbia and CRB, and Orchard View Farms, a company controlled by Mr. Bailey, as well as Dry Hollow Limited Partnership, a partnership for which Mr. Bailey is the general partner, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans, revolving and non-revolving lines of credit and Visa cards. As of December 31, 2001 the total balance due from these borrowings was $6.9 million.

               Charles F. Beardsley, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans, revolving lines of credit, and a Visa card. As of December 31, 2001 the balance due by Mr. Beardsley from these borrowings was $124,000.

               Richard E. Betz, a director of Columbia and CRB, and Faultline LLC, a company which is 17.5% owned by Mr. Betz, as well as WRMS LLC, of which Mr. Betz is a 25% owner, borrowed sums in excess of $60,000 in the aggregate under term loans, revolving and non-revolving lines of credit and Visa cards. As of December 31, 2001 the total balance due from these borrowings was $4.9 million.

               Dennis L. Carver, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under a revolving line of credit. As of December 31, 2001 the total balance due from these borrowings was $68,000.

                         NO MATERIAL ADVERSE PROCEEDINGS

               No director, officer, affiliate, beneficial owner of more than 5% of the common stock of Columbia or security holder is an adverse party in any material proceeding against Columbia, or has a material interest adverse to Columbia.

                        COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

               Section 16 of the Securities Exchange Act of 1934, as amended, requires that all executive officers and directors of Columbia and all persons who beneficially own more than 10% of Columbia's common stock file an initial report of their ownership of Columbia's securities on Form 3 and report changes in their ownership of Columbia's securities on Form 4 or Form 5. These filings must be made with the United States Securities and Exchange Commission with a copy sent to Columbia. As of the date of this Proxy Statement all executive officers and directors of Columbia are in compliance with such filing requirements.

                              INDEPENDENT AUDITORS

               Moss Adams LLP, independent auditors, were selected by the Columbia Board of Directors to conduct an audit of Columbia's financial statements for the year ended December 31, 2001. Audit services provided by Moss Adams LLP for the year ended 2001 included the examination of Columbia's consolidated financial statements, and the review of materials used in various filings with the United States Securities and Exchange Commission. A representative of Moss Adams LLP will be in attendance at the annual meeting.

               The Audit Committee of the Board of Directors approved the audit services provided to Columbia prior to being rendered. Other specific services were approved by officers of Columbia after a determination that none of such services would affect Moss Adams LLP's independence as auditors of Columbia's financial statements.

               Audit Fees. Columbia paid Moss Adams LLP $64,500 for professional services rendered in connection with the audit of Columbia's financial statements for 2001 and for the review of Columbia's quarterly financial statements for the first three quarters of 2001.

               All Other Fees. Columbia paid Moss Adams LLP $53,500 for all other services rendered to Columbia and its subsidiaries during 2001. The Audit Committee considered whether the provision of these services by Moss Adams LLP is compatible with maintaining Moss Adams LLP's independence. (Moss Adams LLP performed no information systems design or implementation services for Columbia in 2001.)

                            PROPOSALS OF SHAREHOLDERS

               Shareholders may present matters for consideration at any annual meeting of Columbia. Shareholders are reminded that under Article VII of the Articles of Incorporation of Columbia, there are certain procedural requirements relating to the presentation of business at an annual meeting by a shareholder. Unless the Board of Directors permits otherwise, any business, including nominations of directors, may be properly brought before an annual shareholders meeting by a shareholder only upon the shareholder's timely notice in writing to Columbia's Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Columbia not later than the close of business on the tenth (10th) business day following the day on which notice or disclosure of the date of the annual meeting is given or made to shareholders.

               The notice provided by the shareholder must set forth (i) a brief description of each matter desired to be brought before the annual meeting and the reason for conducting such business at the meeting, (ii) the name and address of the proposing shareholder, (iii) the class and number of shares of stock of Columbia which are beneficially owned by the proposing shareholder,
(iv) any material interest of the shareholder in the business proposed, and (v) as for each person whom the shareholder proposes to nominate for election as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of stock, if any, of Columbia which are beneficially owned by such person, (d) the proposed nominee's written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.

               With respect to proposals to be considered at the 2003 annual meeting of shareholders, if a shareholder wishes to present a proposal at that annual meeting and also wishes to have the proposal included in Columbia's official proxy statement for the 2003 annual meeting, the written notice of proposal must be submitted to the Secretary of Columbia no later than December 31, 2002.

                      INFORMATION AVAILABLE TO SHAREHOLDERS

               COLUMBIA'S 2001 ANNUAL REPORT IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE ANNUAL REPORT AND COLUMBIA'S FORM 10-K (WHEN AVAILABLE) FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (NOT INCLUDING EXHIBITS) MAY BE OBTAINED WITHOUT CHARGE FROM GREG B. SPEAR, CHIEF FINANCIAL OFFICER, COLUMBIA BANCORP, POST OFFICE BOX 1050, THE DALLES, OREGON 97058. COPIES OF SUCH MATERIALS MAY ALSO BE OBTAINED FROM COLUMBIA'S WEBSITE AT HTTP://WWW.COLUMBIABANCORP.COM. COPIES OF EXHIBITS TO THE FORM 10-K WILL BE SUPPLIED UPON PAYMENT OF COLUMBIA'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS IN THE AMOUNT OF $.25 PER PAGE.

                             STOCK PERFORMANCE GRAPH

               The graph below compares the yearly percentage change in the cumulative shareholder return on the Columbia's common stock during the five years ended December 31, 2001 with: (i) the All Nasdaq U.S. Stocks Index as reported by the Center for Research in Security Prices; and (ii) the Nasdaq Bank Index as reported by the Center for Research in Security Prices. This comparison assumes $100.00 was invested on December 31, 1996 in Columbia's common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and splits.

[GRAPHIC OMITTED]

------------------------------------------------------------------------------------------
                               1996      1997      1998      1999       2000      2001
------------------------------------------------------------------------------------------
Columbia Bancorp                100.00    133.83    149.73    120.51     106.03    186.02
Nasdaq Bank Stocks              100.00    167.42    166.35    159.91     182.59    197.46
Nasdaq US Market                100.00    122.48    172.72    320.98     193.13    153.24
------------------------------------------------------------------------------------------

                                                                 March 11, 2002

APPENDIX A

                   COLUMBIA BANCORP 1999 STOCK INCENTIVE PLAN

               2002 PROPOSED AMENDMENTS TO SECTION 4 SHOWN IN BOLD

        1. Purpose. The purpose of this 1999 Stock Incentive Plan (the "Plan") is to enable Columbia Bancorp (the "Company") and its subsidiaries to attract and retain experienced and able directors, officers, employees and other key contributors and to provide an additional incentive to these individuals to exert their best efforts for the Company, its subsidiaries and its shareholders.

        2. Administration.

        2.1 Board of Directors. The Plan shall be administered by the board of directors of the Company (the "Board of Directors"), which shall determine and designate from time to time the persons to whom grants and awards shall be made and the amounts, terms and conditions of such grants and awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt or amend rules and regulations relating to administration of the Plan, and the interpretation and construction of the provisions of the Plan by the Board of Directors shall be final and conclusive. Whenever the operation of the Plan requires that the fair market value of the Company's common stock (the "Stock") be determined, the fair market value shall be the closing price of the Stock as quoted on the Nasdaq National Market on the date of the grant or award, or on the next business day if the date of the grant or award is a holiday. No employee who receives an option or other grant or award under the Plan shall participate in the decision of the Board of Directors with respect to the grant or award to that employee.

        2.2 Committee. The Board of Directors may delegate to a committee of the Board of Directors (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided elsewhere herein.

        3. Eligibility. Grants and awards may be made under the Plan to directors, officers and key employees of the Company or any parent or subsidiary of the Company, and other key individuals such as consultants to the Company who the Board of Directors believes have made or will make an essential contribution to the Company; provided, however, that only employees of the Company or its parent or subsidiary corporations shall be eligible to receive Incentive Stock Options under the Plan.

        4. Shares Subject to the Plan. Only common stock may be issued under the Plan. The total number of shares of Stock that may be issued upon the exercise of all options or pursuant to grants of rights or stock bonuses under the Plan AND UNDER ANY PRIOR STOCK INCENTIVE PLANS shall at no time exceed in the aggregate [four percent (4%)] TEN PERCENT (10%) of the Company's total issued and outstanding shares of Stock. If any option under the Plan or stock appreciation right granted without a related option expires or is canceled or terminated and is unexercised in whole or in part, the shares allocable to the unexercised portion shall again become available for awards under the Plan, except that shares that are issued on exercise of a stock appreciation right that were allocable to an option, or portion thereof, surrendered in connection with the exercise of the stock appreciation right shall not again become available for awards under the Plan. If Stock awarded as a bonus under the Plan is forfeited or repurchased pursuant to applicable restrictions, the number of shares forfeited or purchased shall again be available under the Plan. Stock issued under the Plan may be subject to such restrictions on transfer, repurchase rights, or other restrictions as are determined by the Board of Directors. Any certificates representing such Stock shall bear such legends as are determined by the Board of Directors.

        5. Effective Date and Duration of Plan.

        5.1 Effective Date. The Plan was adopted by a majority vote of the Board of Directors on February 19, 1999 subject to shareholder approval, and shall become effective (the "Effective Date") on the date when the Plan is approved by a vote of a simple majority of the shareholders of the Company entitled to vote on the matter. The approval of the Plan shall be submitted to shareholders for a vote at the 1999 Annual Meeting of the Company. Options and stock appreciation rights may be granted and Stock may be awarded as bonuses under the Plan at any time after the Effective Date and before termination of the Plan.

        5.2 Duration of the Plan. The Plan shall continue until, in the aggregate, options and stock appreciation rights have been granted and exercised and Stock has been awarded as bonuses and the restrictions on any such Stock have lapsed with respect to all shares subject to the Plan under paragraph 4 (subject to any adjustments under paragraph 9). The Board of Directors may suspend or terminate the Plan at any time except with respect to options, stock appreciation rights and bonus rights, and Stock subject to restrictions then outstanding under the Plan. Termination shall not affect any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

        6. Grants, Awards and Sales.

        6.1 Types of Securities. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) grant options other than Incentive Stock Options (hereinafter "Non-Statutory Stock Options"); (iii) grant stock appreciation rights or bonus rights; and (iv) award bonuses of Stock. The Board of Directors shall specify the action taken with respect to each person granted or awarded any option or Stock under the Plan and shall specifically designate each option granted under the Plan as an Incentive Stock Option or a Non-Statutory Stock Option.

        6.2 General Rules Relating to Options.

        6.2.1 Time of Exercise. Except as provided in paragraph 8, options granted under the Plan may be exercised over the period stated in each option in amounts and at times prescribed by the Board of Directors and stated in the option, provided that options shall not be exercised for fractional shares. If the optionee does not exercise an option in any period with respect o the full number of shares to which the optionee is entitled in that period, he optionee's rights shall be cumulative and the optionee may purchase those hares in any subsequent period during the term of the option.

        6.2.2 Purchase of Shares. Shares may be purchased or acquired pursuant to an option granted under the Plan only on receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares the optionee desires to purchase and the date on which the optionee desires to complete the transaction, which may not be more than 30 days after receipt of the notice. On or before the date specified for completion of the purchase, the optionee must have paid the Company the full purchase price in cash, including cash that may be the proceeds of a loan from the Company, in shares of Stock previously acquired by the optionee valued at fair market value, or in any combination of cash and shares of Stock. No shares shall be issued until full payment therefore has been made. Each optionee who has exercised an option shall, on notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares for which the option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state, and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the employee fails to pay the amount demanded, the Company shall have the right to withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law.

        6.3 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

        6.3.1 Limitation on Amount of Grants. No employee may be granted Incentive Stock Options under the Plan such that the aggregate fair market value on the date of grant of the Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year, under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company, exceeds $100,000.

        6.3.2 Option Price. The option price per share under each option granted under the Plan shall be determined by the Board of Directors, but the option price with respect to an Incentive Stock Option shall be not less than 100 percent of the fair market value of the shares covered by the option on the date the option is granted.

        6.3.3 Duration of Options. Subject to paragraphs 6.3.4 and 8, each option granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

        6.3.4 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee of the Company, or of any parent or subsidiary of the Company, possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or of any parent or subsidiary of the Company, only if the option price is at least 110 percent of the fair market value of the Stock subject to the option on the date it is granted, and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

        6.3.5 Limitation on Time of Grant. No Incentive Stock Option may be granted on or after the tenth anniversary of the Effective Date.

        6.4 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following additional terms and conditions:

        6.4.1 Option Price. The option price per share under each option granted under the Plan shall be determined by the Board of Directors in its discretion.

        6.4.2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

        6.5 Stock Bonuses. Stock awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors at the time the Stock is awarded as a bonus. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any money consideration except as provided in the last sentence of this paragraph. The agreement may contain such terms, conditions, representations, and warranties as the Board of Directors may require. The Company may require any recipient of a Stock bonus to pay to the Company amounts necessary to satisfy any applicable federal, state, or local tax withholding requirements prior to delivery of certificates.

        6.6 Stock Appreciation Rights.

        6.6.1 Description. Each stock appreciation right shall entitle the holder, on exercise, to receive from the Company in exchange therefore an amount equal in value to the excess of the fair market value on the date of exercise of one share of Stock over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered.

        6.6.2 Exercise. A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors. If a stock appreciation right is granted in connection with an option, then it shall be exercisable only to the extent and on the same conditions that the related option is exercisable. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates must be surrendered unexercised.

        6.6.3 Payment. Payment by the Company upon exercise of a stock appreciation right may be made in shares of Stock valued at fair market value, or in cash, or partly in Stock and partly in cash, as determined by the Board of Directors. No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, in the discretion of the Board of Directors, the number of shares may be rounded to the next whole share.

        6.6.4 Adjustment. In the event of any adjustment pursuant to paragraph 9 in the number of shares of Stock subject to an option granted under the Plan, any stock appreciation right granted hereunder in connection with such option shall be proportionately adjusted.

        6.7 Cash Bonus Rights.

        6.7.1 Grant. The Board of Directors may grant bonus rights under the Plan in connection with: (i) an option or stock appreciation right granted or previously granted, and (ii) Stock awarded, or previously awarded, as a bonus. Bonus rights will be subject to such rules, terms, and conditions as the Board of Directors may prescribe.

        6.7.2 Bonus Rights in Connection with Options and Stock Appreciation Rights. A bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or is surrendered in connection with the exercise of a stock appreciation right related to the option) in whole or in part. A bonus right granted in connection with a stock appreciation right will entitle the holder to a cash bonus when the stock appreciation right is exercised. Upon exercise of an option, the amount of the bonus shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. Upon exercise of a stock appreciation right, the bonus shall be determined by multiplying the total fair market value of the shares or cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right shall be determined from time to time by the Board of Directors but shall in no event exceed 100 percent.

        6.7.3 Bonus Rights in Connection with Stock Bonus. A bonus right granted in connection with Stock awarded as a bonus will entitle the person awarded such Stock to a cash bonus either at the time the Stock is awarded or at such time as restrictions, if any, to which the Stock is subject lapse. If Stock awarded is subject to restrictions and is forfeited by the holder, the bonus right granted in connection with such Stock shall terminate and may not be exercised. The amount of cash bonus to be awarded and the time such cash bonus is to be paid shall be determined from time to time by the Board of Directors.

        6.7.4 Bonus Rights in Connection with Stock Purchase. A bonus right granted in connection with Stock purchased hereunder (excluding Stock purchased pursuant to an option) shall terminate and may not be exercised in the event the Stock is repurchased by the Company or forfeited by the holder pursuant to restrictions applicable to the Stock. The amount of cash bonus to be awarded and the time such cash bonus is to be paid shall be determined from time to time by the Board of Directors.

        7. Nontransferability. Each option, stock appreciation right, or cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death, and each option, stock appreciation right, or cash bonus right by its terms shall be exercisable during the holder's lifetime only by the holder.

        8. Termination of Employment.

        8.1 Retirement or General Termination. Unless otherwise determined by the Board of Directors, if an employee's employment by the Company or by any parent or subsidiary of the Company is terminated by retirement or for any reason other than in the circumstances specified in 8.2 below, any option, stock appreciation right or cash bonus right held by the employee may be exercised at any time prior to its expiration date or the expiration of three months after the date of the termination, whichever is the shorter period, but only if and to the extent the employee was entitled to exercise the option, stock appreciation right or cash bonus right on the date of termination. The transfer of an employee by the Company or any parent or subsidiary of the Company to the Company or any parent or subsidiary of the Company shall not be considered a termination for purposes of the Plan.

        8.2 Death or Disability. Unless otherwise determined by the Board of Directors, if an employee's employment by the Company or by any parent or subsidiary of the Company is terminated because of death or physical disability (within the meaning of Section 22(e)(3) of the Code), any option, stock appreciation right or cash bonus right held by the employee may be exercised at any time prior to its expiration date or the expiration of one year after the date of termination, whichever is the shorter period, for the greater of (a), the number of remaining shares for which the employee was entitled to exercise the option, stock appreciation right or cash bonus right on the date of termination or (b) the number of remaining shares for which the employee would have been entitled to exercise the option, stock appreciation right or cash bonus right if such option or right had been 50 percent exercisable on the date of termination. If an employee's employment is terminated by death, any option, stock appreciation right or cash bonus right held by the employee shall be exercisable only by the person or persons to whom the employee's rights under the option, stock appreciation right or cash bonus right pass by the employee's will or by the laws of descent and distribution of the state or country of the employee's domicile at the time of death.

        8.3 Termination of Unexercised Rights. To the extent an option, stock appreciation right or cash bonus right held by any deceased employee or by any employee whose employment is terminated is not exercised within the limited periods provided above, all further rights to exercise the option, stock appreciation right or cash bonus right shall terminate at the expiration of such periods.

        8.4 Termination of Non-Employees. With respect to options, stock appreciation rights and cash bonus rights granted to persons who are not employees of the Company or its parents or subsidiaries, the Board of Directors may establish provisions relating to the termination of those persons' status with the Company or its parents or subsidiaries.

        9. Changes in Capital Structure. If the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split, combination of shares, or dividends payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares for the purchase of which options or stock appreciation rights may be granted and for which Stock may be awarded as bonuses subject to restrictions under the Plan. In addition, the Board of Directors shall make appropriate adjustments in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, and the number and kind of shares covered by outstanding stock appreciation rights to the end that each optionee's proportionate interest shall be maintained as before the occurrence of such event. Adjustments in outstanding options shall be made without change in the total price applicable to the unexercised portion of any option and with a corresponding adjustment in the option price per share. Adjustments in outstanding stock appreciation rights shall be made without change in their total value. Any such adjustment made by the Board of Directors shall be conclusive. In the event of dissolution or liquidation of the Company or a merger, consolidation, or plan of exchange affecting the Company, in lieu of making adjustments as provided for above in this paragraph 9, the Board of Directors may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options or stock appreciation rights.

        10. Corporate Mergers, Acquisitions, Etc. The Board of Directors may grant options and stock appreciation rights having terms and provisions which vary from those specified in this Plan provided that any options and stock appreciation rights granted pursuant to this section are granted in substitution for, or in connection with the assumption of, existing options and stock appreciation rights granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a parent or subsidiary is a party.

        11. Amendment of Plan. The Board of Directors may amend the Plan in such respects as it deems advisable because of changes in the law while the Plan is in effect or for any other reason. Such amendments may include, without limitation, an increase in the total number of shares that may be issued under the Plan, and changes to the classes of persons eligible to receive awards or grants under the Plan. No amendment to the Plan shall be made without shareholder approval if such approval is necessary to comply with any regulatory requirement, or if the Board of Directors deems the submission of the amendment to shareholders for approval is desirable or appropriate. Without limitation of the foregoing, shareholder approval shall be required for any amendment increasing the total number of shares that may be issued under the Plan. Except as may be required by applicable law, no amendment to the Plan shall affect or change an option or stock appreciation right granted to any person prior to such amendment without the written consent of such person.

        12. Prior Plans. The Plan supersedes and replaces any prior plans of the Company permitting or relating to the award of stock options, the grant of stock bonuses, or the issuance of any other kinds of stock-based incentive compensation described in the Plan; provided, that the adoption and approval of the Plan shall not affect grants and awards made under any such prior plans or the rights of recipients of such grants and awards, all of which such prior grants and awards shall be and are deemed affirmed and ratified.

        13. Approvals. The obligations of the Company under the Plan may be subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations in connection with the granting of any option or the issuance or sale of any shares under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver shares of Stock under the Plan if the Company is advised by its legal counsel that such issuance or delivery would violate applicable state or federal laws.

        14. Employment Rights. Nothing in the Plan or any grant or award made pursuant to the Plan shall confer on any employee any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or shall interfere in any way with the right of the Company or any parent or subsidiary of the Company by whom such employee is employed to terminate such employee's employment at any time, with or without cause.

        15. Rights as a Shareholder. A holder of an option or a stock appreciation right or a recipient of Stock awarded as a bonus shall have no rights as a shareholder with respect to any shares covered by any option, stock appreciation right, or bonus award until the date of issue of a stock certificate to him or her for such shares. Except as otherwise provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

        Date of Adoption by Board of Directors: February 19, 1999.

        Shareholder Approval Date: April 16, 1999.

APPENDIX B

                                COLUMBIA BANCORP

                            AUDIT POLICY AND CHARTER

APPROVED BY BOARD OF DIRECTORS ON FEBRUARY 15, 2002

The board of directors for Columbia Bancorp is responsible for making sure the audit committee complies with this policy. Columbia Bancorp (Bancorp) understands the importance of accurate and reliable financial statements. Therefore, Bancorp's policy is to have annual external audits done on our financial reports.

This policy meets the requirements for a formal written charter required by NASDAQ.

                           AUDIT EXAMINATION COMMITTEE

In order to maintain an independent and effective audit committee and to provide accountability among the audit committee (Committee), outside directors and management, the following rules will apply.

Independent Directors:

To qualify as an independent director, a director may not have:

        - been employed by Bancorp or its affiliates in the current or past three years;

        - accepted any compensation from Bancorp or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

        - an immediate family member who is, or has been in the last three years, employed by Bancorp or its affiliates as an executive officer;

        - been a partner, controlling shareholder or an executive officer of any for-profit business to which Bancorp made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

        - been employed as an executive of another entity where any of Bancorp's executives serve on that entity's compensation committee

                      AUDIT EXAMINATION COMMITTEE STRUCTURE

The audit examination committee will consist of a minimum of three members and be comprised of independent directors only. All directors must be able to read and understand fundamental financial statements including the company's balance sheet, income statement and cash flow statement. At least one director must have:

        -  past employment experience in finance or accounting; or

        - requisite professional certification in accounting or other comparable experience or background including a current or past position as a chief executive; or

        - financial officer or other senior officer with financial oversight responsibilities.

Exception: Under exceptional and limited circumstances, one non-independent director may serve on the audit committee, provided the board determines it is in the best interest of Bancorp and its shareholders. If this exception is used the board will disclose the reason for the exception in the next annual proxy statement. Current employees, officers or their immediate family members are not allowed to be members of the audit committee.

                       AUDIT COMMITTEE RESPONSIBILITIES AND PROCESSES:

               The primary responsibility of the Audit Committee is to oversee Bancorp's financial reporting process on behalf of the Board of Directors and report results of their activities to the Board. Management is responsible for preparing Bancorp's financial statements, and the independent auditors are responsible for auditing those financial statements.

               The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

(1) Communication from Management:

        a. Review the interim financial statements with management within the quarter following the filing of the Quarterly Report on Form 10-Q. Discuss the results of timely quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States. The Chairman of the Committee may represent the entire Committee for the purposes of this review.

        b. Within the quarter following the filing of the Annual Report, review with management the financial statements included in the Annual Report and ensure that the content is materially consistent with the financial data reported in Form 10-K with the SEC. In addition, this will include a review of their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

        c. Within the quarter following the filing of the proxy statement, review with management the annual proxy statement, including the report of the Committee to be included in the proxy statement.

        d. Receive explanations from financial management of changes in accounting standards and rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission or other regulatory bodies, that have (or may have) a material effect on the financial statements.

        e. Review significant accounting principles, policies, procedures and internal controls used by Bancorp. Review changes in these items and unexpected events, which have a significant impact on financial results.

        f. Review areas susceptible to high degrees of risk and uncertainty as they pertain to estimates and other matters of judgment contained in the financial statements.

        g. Receive notification from management when it seeks a second opinion on a financial accounting or reporting matter from an accounting firm other than the independent auditors.

        h. Immediately notify shareholders of any material changes discovered upon review of the financial statements.

(2) Quality of Internal Audit:

        a. Review and approve the charter for Internal Audit.

        b. Concur in the appointment or removal of the Director of Internal
Audit.

        c. Review the Internal Audit function including audit scope, audit results, operational plans, staffing levels and coordination of activities with the independent auditors.

        d. Receive annual reports from Internal Audit regarding the planned reviews of the Company's electronic data processing procedures and controls, and the specific security programs to protect against computer fraud or misuse from both within and outside the Company.

        e. Receive annual reports regarding Internal Audit's review of officers' expenses and perquisites, including any use of corporate assets, and, if appropriate, review a summarization of the expenses and perquisites of the period under review.

        f. Provide opportunity for Internal Audit to meet with members of the Committee without members of management present.

EFFECTIVENESS OF THE INDEPENDENT AUDIT:

(1) The Committee shall have a clear understanding with management and the independent auditors (the "auditors") that the auditors are ultimately accountable to the Board of Directors and the Committee. The Committee and the Board of Directors will have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the auditors, subject to shareholders' approval. Annually, recommend to the Board of Director's the selection of the Bancorp's independent auditors, subject to the shareholders' approval.

(2) Discuss with the auditors their independence from management and Bancorp and the matters included in the written disclosures required by the Independence Standards Board. Ensure that the auditors submit to the Committee an annual formal written statement delineating all relationships between the auditors and Bancorp. Discuss with the auditors any disclosed relationships or services that may impact the auditors' objectivity and independence.

                                 EXTERNAL AUDIT

Assessing Audit Firms

The annual review and selection or retention of a competent independent auditing firm is critical to the overall audit function. The following issues will be addressed when assessing audit firms for Bancorp:

- The depth of audit needed by Bancorp based on the status of Bancorp's internal audit function and any missing functions or regulatory requirements that may need to be filled through the independent audit firm.

- The firm's qualifications, such as whether or not the auditors are certified and their experience in auditing SEC reporting, banking organizations.

- The firm's explanation of the proposed scope and depth of the audit in terms of Bancorp's needs and how it meets them.

- An explanation of the proposed methods to be used, in more detail than mere reference to "generally accepted audit procedures."

-       The timing or scheduling of audits.

- The staff capability and willingness of the firm to meet Bancorp's special needs for timely audits, assistance in correcting problems, and ability to obtain advice or direction.

- The staff assignments by the firm to the bank to ensure competency and continuity in the audit procedures and to prevent becoming a training bank for the audit firm.

- The method and timing of reporting to Bancorp, including the depth of management letters and presentations to the board.

                               ENGAGEMENT LETTERS

Once an external audit firm has been hired, Bancorp should receive from the firm an engagement letter or letter of agreement that will be made a permanent part of Bancorp's records. At a minimum, the letter should include the following:

- The scope of the agreed upon audit work and whether or not it will result in a certified audit report.

-       The period of time to be covered by the audit.

- The report form to be provided, including whether it will be a short or long form.

- In what manner and to what extent the external audit will be using internal audit work.

- Any limitations of the audit, including any procedures that may be omitted.

Audit Reports

The Columbia Bancorp Board will assess the external audit report for any qualifications applied to the audit work to ensure consistency with the opinion of the audit. Adverse factors to be watched for include:

- The scope of the audit being restricted by Bancorp or affected by conditions that do not permit the application of audit procedures considered necessary in the circumstances.

- Inadequate disclosure or lack of conformity with generally accepted accounting principles, which may affect the financial statements so they do not fairly present conditions, results of operations, or changes in financial positions.

-       Accounting principles not being applied consistently.

- The existence of unusual uncertainties as to the outcome of future events, where their effect on the financial statements cannot be reasonably estimated.

REVIEW OF POLICY

The Columbia Bancorp board of directors shall review this policy at least annually, making such revisions and amendments, as it deems appropriate.

                            [COLUMBIA BANCORP LOGO]


                         ANNUAL MEETING OF SHAREHOLDERS

                            THURSDAY, APRIL 25, 2002
                                    6:30 P.M.

                         COLUMBIA GORGE DISCOVERY CENTER
                              5000 DISCOVERY DRIVE
                              THE DALLES, OR 97058

[COLUMBIA BANCORP LOGO]                                                   PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 25, 2002.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint Donald T. Mitchell, Chairman of the Board, and Roger L. Christensen, President and Chief Executive Officer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.



                      See reverse for voting instructions.

                                                            COMPANY #

                                                            CONTROL #

THERE ARE TWO WAYS TO VOTE YOUR PROXY.

YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY TELEPHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK***EASY***IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on April 24, 2002.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.

-  Follow the simple instructions the telephone voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Columbia Bancorp, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.

          IF YOU VOTE BY TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY CARD
                     Please detach here

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  ELECTION OF DIRECTORS:

    01  Robert L. R. Bailey       Term to expire 2005
    02  Dennis L. Carver          Term to expire 2005
    03  James J. Doran            Term to expire 2005
    04  Donald T. Mitchell        Term to expire 2005

[ ] Vote FOR            [ ]  Vote WITHHELD
    all nominees             from all nominees
   (except as marked)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S)
IN THE BOX PROVIDED TO THE RIGHT.)


2. AMENDMENT OF 1999 STOCK OPTION PLAN

   RESOLVED that Section 4 of the Columbia Bancorp 1999 Stock Incentive Plan (the "Plan") is hereby amended to increase the percentage of shares of Columbia Bancorp common stock that may be issued upon the exercise of options or other awards under the Plan, from the present limit of four percent (4%) of Columbia Bancorp's total issued and outstanding shares, to a limit not to exceed ten percent (10%).

                                      [ ]  For     [ ]  Against     [ ]  Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box   [ ] Indicate changes below:     Date_________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.